UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around October 21, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: September 23, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through August 31, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Acquisitions

1)	How do you generally think about return on capital when looking at M&A – specifically with regards to the LCD acquisition can you walk us through how you thought about the price you paid for the asset, the assumptions you’re making about the business and the cash-on-cash returns you expect from the investment?

We evaluate the returns of any potential M&A transaction relative to expected returns for other uses of capital. In determining the price we pay for acquisitions, we focus on cash-on-cash returns and internal rates of return. Our acquisition planning is informed by comprehensive diligence and the value we expect to deliver through integrating acquisitions into our business. In the case of Leveraged Commentary & Data (LCD), we believe that low levels of historical investment in the business were not sufficient to realize what we see as its significant growth potential, especially given secular tailwinds for private credit. Based on our work and planning, we are confident in our ability to realize value and excess returns as we invest in the integration.

LCD datasets complement PitchBook’s robust product and research capabilities, adding comprehensive coverage of leveraged loans and high-yield debt, and growing coverage of investment-grade bond issuance, distressed debt, corporate bankruptcies, middle market transactions and CLO/fundraising. We believe that this will help drive future PitchBook growth as we are able to provide transparency into the leveraged loan market while creating a centralized tool for private capital and debt markets.

LCD also brings more than 500 leveraged loan indexes in the U.S. and Europe and the Morningstar LSTA Leveraged Loan Index, which joins Morningstar Indexes’ expanding fixed-income capabilities.

Operating Margin

2)	Even when you exclude M&A-related earn-out payments, profitability and free cash flow growth were significantly lower in the quarter and your margins are at the lowest levels they’ve been in many years. Can you be more specific about where you’re spending additional dollars across your business?

As we make investments in the business to drive long-term growth, we’ve focused on areas where we see the opportunity to build scale and generate attractive long-term returns. These include investments we’ve made this year in Sustainalytics, where we see a strong case to invest in climate and impact metrics to grow our moat and meet customer needs. At DBRS Morningstar, we’re investing in analytical and operations staff to help maintain our existing business and continue to grow, especially in U.S. middle market and European corporates. At PitchBook we continue to invest to further expand the depth of our equity data and to make enhancements to our platform which have recently included updates to search capabilities and improved collaboration tools. Meanwhile, in Wealth Management we are investing to develop our direct indexing capabilities (with a pilot launched this summer) and our open architecture TAMP.

Across the business, the most significant contributor to increased expenses and lower margins has been compensation and benefit costs, which increased $30.6 million in the second quarter, excluding the impact of the Sustainalytics earnout. That increase reflected added headcount in parts of the business targeted for growth, especially Morningstar Sustainalytics and PitchBook, and a relatively large annual merit increase, with the budgeted global weighted average percentage increase coming in at roughly double the prior year’s budgeted increase. Please refer to the response to this month’s question on compensation for additional detail.

Excluding stock-based compensation, the other major drivers of operating expense in the second quarter were:

-	Professional fees (+$10.6m), including legal fees related to the completed independent investigation into certain Morningstar Sustainalytics products, the use of third-party resources for software development and technology improvements, and M&A-related expenses.

-	Advertising and marketing costs (+$6.6 million), partially due to a timing issue related to our US Morningstar Investment Conference, which was held in May 2022 after last being held in September 2021, and also reflecting advertising and demand generation activities.

-	Sales commission costs (+$5.3 million), due to strong sales in the quarter and higher amortization of capitalized commissions related to prior-period sales performance.

-	Travel and related expenses (+$5.0 million), reflecting a rebound in travel off low levels earlier in the pandemic.

We address the increase in capital expenditures, which contributed to the decline in free cash flow, in a separate question this month.

3)	In your 2021 10-K you noted that professional fees increased $18.2 mm from the prior year, can you provide us with the total dollar amount spent on professional fees in 2021? What piece of this is recurring?

The total level of professional fees represents a relatively small percentage of our total expense base. They have grown in recent periods, including for the 2021 fiscal year, due to M&A activity and continued use of third-party resources to develop software and product capabilities. That is visible in the increase in our capitalized labor in 2021 which grew $13.7 million. We have pursued a strategy to leverage outside providers for certain development work (rather than hire internally) and that activity has tended to be more recurring in nature. For example, PitchBook relies heavily on third-party development work for application and feature development on its platform. Other ongoing drivers of our professional fee expense category include audit, tax, and legal fees.

4)	Similarly, you note that advertising and marketing costs increased $10.6mm in 2021, can you provide the absolute dollar amount spent on advertising and marketing last year?

If you look at our disclosures, advertising and marketing spend is included as part of our sales and marketing category on the income statement; we don’t disclose advertising and marketing spend separately. Advertising and marketing activities include digital campaigns and paid search, sponsorships for events and conferences, and support of our brand. We are focused on ensuring we have the right level of spend to drive our lead generation and sales growth and closely track the return on that investment. As you note, advertising and marketing costs increased $10.6 million in 2021, an increase driven by more spending on paid-search advertising and branded partnership campaigns at PitchBook, as well as the return to hybrid and in-person Morningstar conferences.

5)	Understand that the mix shift of your revenue is different, but after the margin erosion that we have seen (profitability back to 2010 levels) what gives you confidence that profitability will not only recover back to where it was a few years ago, but also improve over time?

As we’ve stated previously, we believe that there is inherent leverage in the business and that the investments that we’re making will help drive attractive long-term returns and margin improvements. We are focused on growth and scale and shared some of those comparisons at our 2022 annual meeting. We believe significant opportunity exists in key areas including Morningstar Sustainalytics, Wealth, and PitchBook. In certain cases, including the spending we’re doing to build climate and impact metrics in the Morningstar Sustainalytics product area and equity data for PitchBook, we expect these returns to materialize more quickly given our ability to get capabilities and products to market quickly and to sell through a subscription model. We’re already seeing the fruits of those investments with positive trends in profitability at PitchBook. This contrasts with Wealth Management (direct indexing and open architecture TAMP expansion) where we expect new capabilities to drive flows and AUM growth to help us get to scale, which will take more time to materialize. In both cases, as we look at our long-range forecasts, we’re confident that these investments will drive improvements in overall profitability over the long-term.

Compensation

6)	(1) Accrued compensation (excl. earnout, including both short-term and long-term balance sheet items) increased slightly ahead of revenue growth in 2020 and much more dramatically in 2021 (I calculate more than double the pace of revenue). Could you please specify the drivers behind the trends in Accrued Compensation as a balance sheet item since 2019 excluding the Sustainalytics earnout impacts? (2) Operating cash flow declined year over year in 1H 2022, both on a GAAP basis and excluding the earnout for Sustainalytics in the prior year comparison. Accrued Compensation and Deferred Sales Commission line item was a -$102.8 million versus -$28.2 million in 1H’22. Could you please walk through how much the change in cash bonuses accounted for this YOY change and what accounts for the remaining impacts to accrued compensation & deferred sales commission on your cash flow statement? We’d appreciate more details to help explain operating cash flow dynamics in 1H 2022 vs. 1H 2021 from this line item.

Excluding the impact of the Sustainalytics earn-out, the biggest drivers of the changes you observe in accrued compensation between 2019 and 2021 were increases in accrued bonus, reflecting strong financial performance and higher headcount, especially in 2021, and higher accrued sales commissions, which tend to track revenue growth. To provide a complete picture of the change in accrued compensation, we’ve included the impact of the Sustainalytics earn-out in the explanations that follow.

A)	Between 2019 and 2020 accrued compensation increased $54.7 million. Provisions for the Sustainalytics earn-out accounted for $27.9 million of the increase. Another $6.5 million was due to an increase in our accrued bonus. Other drivers included higher accrued commissions, higher accrued sabbatical expense, higher accrued vacation expense due to lack of paid-time-off (PTO) usage during a period of COVID-19 restrictions, and higher accrued salary and payroll liabilities.

B)	Between 2020 and 2021, accrued compensation increased $85.7 million. The key drivers were accrued bonus expense, which increased by $62.4 million due to strong financial performance relative to targets and higher headcount compared to the prior year, and $6.2 million related to an increase in the accrual for the Sustainalytics earnout. Other drivers included higher accrued commissions and higher accrued sabbatical expense.

The difference between the $102.8 million decrease in cash from accrued compensation and deferred sales in the first half of 2022 and the $28.2 million decrease in the first half of 2021 was driven primarily by 1) the increase of approximately $54.0 million in cash bonuses paid in the first half of 2022 compared to the first half of 2021 and 2) the operating cash component of the Sustainalytics earn-out payment paid in the first half of 2022, which represented a $26.9 million increase over the operating cash component of the Sustainalytics earn-out payment paid in the first half of 2021.

7)	What is the dollar figure for total company compensation costs in first half 2022 and full-year 2021 (including both stock-based compensation and earn-out payments)? How much of 2021 compensation is attributable to (cash and total year-end) bonuses in 2021 (a prior 8K indicated $162 million in total bonus expense and 10K indicated $140 million in cash bonuses, are those figures correct?) and how does that compare to 2020? What would be a reasonable estimate of compensation expense split between fixed-in-nature (such as salaries, payroll, benefits, etc.) vs. variable-in-nature (such as performance-based bonuses, incentive stock compensation, sales commissions, etc.)?

In 2021, total compensation and benefits costs represented roughly two-thirds of our cost structure and included $162.2 million in bonus-related expense including $139.9 million in cash bonuses paid out in 2022. In 2020, total compensation costs included $97.2 million of bonus-related expense (including $85.9 million paid out in 2021). Across the past couple of years, the split between fixed and variable compensation costs has been approximately three-quarters fixed, one-quarter variable.

8)	What have been noteworthy changes in incentive compensation structures or performance-based incentives that we should expect going forward? How large were annual merit increases relative to prior years? Could you please provide more details on compensation-related costs from hiring for your largest product categories cited as investment areas – e.g., PitchBook, ESG/Sustainalytics, DBRS Morningstar, and Wealth?

The most notable change in the 2022 compensation structure was the increase in our merit pool with a budgeted global weighted average percentage increase adjusted for headcount that was roughly double the rate in the prior year; we believe that the budgeted increase was also almost double the weighted average market rate across our global footprint as we were focused on retaining talent in a highly competitive environment. In addition, in 2022, we invested additional compensation in salaries and bonus levels to close the adjusted gender pay gap identified in a 2021 review; more detail on this assessment and the related investment can be found on p. 42 of our Enterprise Sustainability Report. During the course of the year, we have also invested in geographies and product areas with higher turnover and/or particularly challenging markets for talent. That’s translated into additional focus on competitive compensation for existing and new employees in our India operations and the Morningstar Sustainalytics, DBRS Morningstar, and PitchBook product areas. Within Wealth, we have expanded headcount to focus on Direct Indexing, building out our open TAMP strategy, and enhancing our product development for Morningstar Office and ByAllAccounts.

As we look ahead, we continue to keep a close eye on the market, our geographies and lines of business, and regularly assess areas in need of review. We are also keeping a careful eye on inflation globally in our approach to 2023.

Debt Agreement

9)	What is the current pro forma adjusted EBITDA figure for the trailing twelve months ended June 30, 2022, as calculated under your credit agreements? What is the current (Q2’22) total gross and net consolidated leverage ratios under this agreement? What is the calculated annualized interest rate on your term facility ($598 million amount) for the Q2 2022 and what should quarterly interest costs approximately run for the remainder of 2022 assuming no debt paydown?

Based on the calculations in our debt agreements, which reflect adjustments described below, the proforma adjusted EBITDA for the trailing 12-month period ended June 30, 2022, was $530 million. This calculation of EBITDA adjusts for one-time costs (including M&A expenses), stock-based compensation and is proforma for acquisitions. The consolidated leverage ratio as of June 30, 2022, was 2.2x. This is a gross measure; we do not have a net consolidated leverage ratio in our debt agreements.

The annualized interest-rate on the $600 million term loan during Q2 2022 was 2.3%. Interest is variable based on our leverage and is calculated as a spread over benchmark rates. Estimated quarterly interest costs for the remainder of 2022 will run at around $5.5 million based on current interest rates, assuming no change in the principal amount of the term loan outstanding. Additional information regarding this calculation to facilitate a reconciliation to reported earnings can be found in our credit agreement filed as an exhibit to our 10-Q for the period ended June 30, 2022, which can be found at shareholders.morningstar.com.

Effect of Changes in Foreign Currency

10)	You noted in your 10-Q that in 2Q Morningstar Data revenue rose by 6.6%, or 11.7% organically – can you help us bridge the gap between the reported number and the organic number? We know that foreign exchange makes up a large piece of the gap and you talk about the impact from FX to total revenue, but it would be helpful if you could quantify the specific impact of FX across your key product areas.

The difference between the increase in reported revenue and organic revenue for Morningstar Data in the second quarter was entirely due to foreign exchange translation. We appreciate the feedback on how we report the impact of foreign currency impact and will take your request under consideration.

Data

11)	You provide the number of Morningstar Direct licenses sold every quarter; would you be able to provide the same level of detail for Morningstar Data? Are there other KPIs you look at to measure the performance of Morningstar Data?

We provide Data Product solutions to a wide range of customer types focused on both the manufacturing and distribution of investment products globally. Given the heterogeneity and differences in scale of client use cases, we don’t believe that license counts are an appropriate KPI for that business.

The core metrics we track across that customer base include renewal rates, expansion of data sets and licensed use cases to existing customers, and new customer firms licensing Data Product solutions.

Product Pricing

12)	Looks like PitchBook contracts may all be priced in USD given that the business did not see a significant FX impact, is that correct and how are the rest of the products priced across your license-based segment?

You are correct that PitchBook contracts are priced in USD. Our other licensed-based products are generally priced in the local market currency, with a few exceptions to accommodate client preferences. We are in the process of transitioning the pricing of PitchBook products to local currencies and expect to complete this project by the end of 2023.

Headcount and Talent

13)	Starting in the 2H of 2019 you really started to accelerate employee headcount growth at the company and since that time headcount has grown on average at 20%+. Can you help us understand how fast you’ve grown organic headcount each year? We know a lot of the headcount growth has come from PitchBook as well as Sustainalytics. Could you provide more detail on the headcount growth at some of your faster growing products – Sustainalytics, PitchBook and DBRS Morningstar, in particular on a YOY basis? What is PitchBook’s headcount (excluding LCD) in Q2’22 compared with one year ago? How fast has sales and marketing headcount grown at the company? How does that compare to product and software development?

In 2020, headcount grew by 13% excluding the impact of the Sustainalytics acquisition, which closed in July of that year. In 2021, headcount grew 20%; there was no significant impact from acquisitions closed during the year.

As we’ve discussed, we’ve focused our investments in headcount in parts of the business targeted for growth, where we see the opportunity to generate attractive long-term returns. Between June 2021 and June 2022 headcount growth for key areas was as follows:

-	Sustainalytics’ headcount increased 59% as we hired to support our commercial growth, scale our operations and further expand research IP, particularly in the new areas of impact and climate. For more detail, please see the response to the related question published this month.

-	PitchBook’s headcount (excluding staff who joined us from LCD and support from our public equity data team) increased 31% due to growth across the team, especially in data operations, product management, sales and marketing, and customer success.

-	DBRS Morningstar’s headcount increased 22% primarily in the areas of analytical and operations staff globally.

PitchBook’s headcount, excluding LCD and the public equity data group, was roughly 1,600 as of the end of June 2022; a year earlier it stood at roughly 1,200 employees.

In the aggregate, our sales and marketing and product development areas are growing at paces consistent with the level of sales growth. In some areas, product development is growing faster (including in Wealth and Sustainalytics as we are building out new capabilities).

14)	How have your priorities for hiring changed over time?

At any given time, our hiring priorities reflect our strategic priorities. In 2022, there has been a greater focus on Wealth, PitchBook, ESG/Morningstar Sustainalytics and DBRS Morningstar as well as on the infrastructure to help us scale.

Those priorities are largely similar to 2021. In many cases, we hire more heavily in years after acquisitions to drive our investment thesis and returns. That has been the case with PitchBook, Morningstar Sustainalytics and DBRS Morningstar. In other cases, like Wealth, our product development activities have accelerated in the past year given the organic opportunities we see, particularly in the U.S.

Disclosures

15)	Why did you stop reporting license counts for Morningstar Direct and Pitchbook? Will you consider reporting those metrics in the future? You used to disclose the number of Advisor Workstation Clients as well as the number of premium subscribers to Morningstar.com in your quarterly KPIs, however it looks like you removed that disclosure; why did you decide to remove that information?

We have moved reporting of certain KPIs to the Supplemental Deck which can be found at shareholders.morningstar.com. You can find the license growth rates for Morningstar Direct and PitchBook in those quarterly materials. We will refresh the charts in the next quarterly supplement to include the exact number of licenses for both products. We will also be publishing the data for our premium website subscriptions at the end of each fiscal year in our annual report rather than reporting this metric on a quarterly basis as it does not rank among our top products.

We also made the recent decision to stop disclosing the number of Advisor Workstation clients. We came to the conclusion that it was not as relevant a metric and not highly correlated to revenue given the heterogeneity of our client contracts, and specifically, the wide variation in advisor user counts and size from client to client. As a result, fluctuations in that metric are only indirectly tied to the size of the overall user base and total revenues from the product. For example, two client firms might merge, reducing the total number of clients. However, that merger could have minimal-to-no impact on revenues.

16)	Given that you’re spending additional dollars to invest at DBRS as well as PitchBook, why don’t you disclose additional details around that spending to investors?

In the past, we have given directional guidelines on comparative margins within our portfolio. In response to a related question published this month, we have provided more detail on investments we’re making in headcount in product areas targeted for growth. We will consider how we can better characterize and explain incremental investments going forward.

Capital Expenditures

17)	Could you elaborate on why the Company spends so much on capex? In the last 5 years, the Company spent 20~30% of operating cash flow (OCF) on capex, which is a pretty large amount compared to other peers, like SPGI. In 2021, SPGI only spent 1% of OCF on capex whereas MORN spent about 20% of OCF on capex. In absolute terms, SPGI spent $35 million on capex whereas MORN spent $101.8 million on capex in 2021.

It’s difficult for us to assess what drives differences in capex spending relative to our peers. Differences can be driven by nuances in accounting policy related to the treatment of software development costs as well as levels of investment in property, plant and equipment, and technology.

Morningstar’s capital expenditures are principally capitalized software development costs, a major ongoing area of investment for the company that represented roughly 72% of total capital expenditures in 2021. Capital expenditures also include leasehold improvements and investments in computer equipment, made in part to accommodate our growing employee base, and investments to support our return-to-office initiative.

18)	Capital expenditures are up +44% in 1H’22 compared with up +33% in FY’21 – these are higher than revenue growth in both periods. How much of your total capital expenditures are transitional and duplicative costs for the public cloud migration? Could you please detail what a more normalized total capital expenditures as a percent of revenue should be, excluding the more one-time in nature costs that are transitional/duplicative

Increases in software development costs helped drive the increase in capex in the first half of 2022, as did office buildouts and improvements undertaken in part to support our growing teams. There are limited duplicative capital expenditures related to the cloud as discussed in the response to a related question. We did not see an increase related to spending on on-premise servers in the first half of 2022 relative to 1H2021. In both periods we spent roughly $2.5 million on capex related to on-site server hardware; in 1H21 that included the purchase of on-premises cloud infrastructure, which will help us modernize and prepare Morningstar’s products to be deployed into the public cloud (off premises). Given that our capex is largely dependent on the level of capitalized software development, that has fluctuated from year to year. We would expect those to persist around current run rates in the near to medium term.

PitchBook

19)	PitchBook license growth has grown more slowly than revenue for the past four quarters which marks a shift; does that mean you’re starting to exercise more pricing power and/or we are seeing a potential mix shift in average revenue per customer?

The trend that you’ve observed is due to the introduction and growth of enterprise license structures. When we sign a new enterprise client, we price based on the number of users per year and a set number of users across the firm. In the following year we price based on what is often an expanded number of users. As a result, for the first few years of the license, it is common for license growth to outpace revenue growth. That process continues until we reach a saturation point with the firm but continue to price our agreements based on the new features, functionality and the value we are delivering across those enterprises.

20)	You noted that PitchBook’s TAM increased at the annual meeting driven by expansion in the count of overall firms primarily focused in the ‘company’ segment – can you provide the average revenue and headcount for customers in that segment and how those metrics for that base have changed over time?

The company segment includes corporates across various industries who are using PitchBook’s data and workflow tools to understand their competitive landscapes, market shifts, and expansion and contraction of specific verticals. They use this information to inform investment, M&A, and other strategic priorities. The segment is growing quickly with a number of newer clients who often have lower revenue per account than clients who have been with PitchBook over a longer period of time. However, we expect that there is room for growth in revenue per account in this segment, which includes a number of large companies.

21)	How has gross dollar retention trended over time at PitchBook? When a customer leaves the platform what’s the most common reason they switch off the product?

We focus on net renewal rate and logo retention rather than gross dollar retention. We view gross values of churn and expansion as drivers of our overall total dollar value goals, and the difference between net and gross does not result in a meaningful difference. We saw an increase in churn in 2020 at the start of COVID and then a decrease in churn in 2021. So far in 2022, we’ve reverted back to a pace that is more consistent with prior years. Much of our churn happens within our small and medium business segment. This segment has the fewest users and lowest spend per account. The most common reason for these clients leaving PitchBook is a change in business strategy, not a decision to use a different resource. Most often, priorities and initiatives have shifted internally, and the client no longer has the need for the data and research we provide.

22)	Is PitchBook running above corporate average EBITDA margins excluding all stock-based compensation (e.g., excluding management bonus plans and all other SBC)?

We’ve noted that margins for our licensed-based products as a whole are higher than the corporate average. Within our licensed-based products, the margins for Direct and Data are the highest and Morningstar Sustainalytics has the lowest product margins; PitchBook’s margins are higher than those generated by Sustainalytics but below those for Data and Direct. The current profile reflects investments that we are making in PitchBook and Sustainalytics to drive topline growth and we are confident in the margin expansion and return opportunities over the longer term.

23)	Can you share the composition of Pitchbook revenue by customer type (i.e., venture capital, private equity, corporate, etc.)? And how has this composition trended over time? In other words, which customer type is growing most quickly?

During our Annual Shareholder Meeting in May 2022, John Gabbert’s presentation included a breakdown of PitchBook clients by segment. Please see p.88 of the presentation, which you can access at shareholders.morningstar.com under “Events and Presentations”.

We’ve seen widespread growth in clients across PitchBook’s customer base, with the largest increases in percentage terms coming from the Other Investor, Company, Venture Capital and Limited Partner categories. (The Other Investor client category includes firms such as family offices, hedge funds, asset managers, and angel investors.)

Sustainalytics

24)	Sustainalytics: ESG analysts grew to over 500+ in 2021 and YOY headcount growth appears high in Sustainalytics – what specific areas are you investing in headcount growth? How much does this typically cost on a per FTE basis? Are the dollar costs (investments) in Sustainalytics greater than your strong organic revenue growth in first half 2022 YOY? If so, when do you expect to improve operating leverage for Sustainalytics? What is the gross margin profile of Sustainalytics relative to your corporate average? Excluding amortization, how dilutive would Sustainalytics be to overall operating margins given recent investments?

As you note, we are investing heavily in Morningstar Sustainalytics, which includes significant increases in headcount to scale with the business and with the global demand for ESG research and data across investor segments and corporate issuers. Specifically, we have added headcount to support our commercial growth, scale our operations, and further expand research IP, particularly in the new areas of impact and climate. The pace of hiring to support these two new research capabilities was intensive in 2021 and 2022 as the business built up the expertise required to bring new impact and climate products to market in 2023. We also meaningfully invested to support the research needed to address clients’ compliance requirements related to the EU Action Plan regulation. The pace of Sustainalytics hiring is expected to slow in 2023. We do not provide detail on employee costs at the product area level.

Given that a large portion of our investment is to build new capabilities in climate and impact that are not yet commercialized, dollar costs in that product area are growing faster than organic revenues. As a result, Sustainalytics’ margins have been the lowest in our licensed-based product group and are a drag on our overall margins. We expect that we will be able to bring these new capabilities to market relatively quickly as we’re able to get the updated metrics on the platform and out to our customers. As we do that, we expect to experience good operating leverage and see improvements in profitability. We expect that over time, Sustainalytics’ margins will grow to levels in-line with the average for the licensed-based product group.

25)	What is the current LTM mix of Sustainalytics’ products in terms of core ESG scores/ratings, shareholder engagement businesses (GSS, GSE), any recently discontinued products (bespoke research, HRR, etc.), SPO/ bond rating and any other products worth highlighting? Which products have driven Sustainalytics’ accelerated organic revenue growth in the past 12 months?

For the trailing 12 months ended June 2022, the Investor Solutions Group, which includes ESG Risk Ratings, EU Action Plan Solutions, and Controversies Research, among other products, accounted for roughly 80% of Morningstar Sustainalytics revenues. The remaining roughly 20% came from the Corporate Solutions product group (which includes second party opinions). In the first half of 2022, both product groups enjoyed strong growth, although growth in Investor Solutions was faster from both a total revenue and percent growth rate perspective.

26)	Are run-rate Q2 Sustainalytics margins lower than MSCI’s ESG & Climate business currently, and if so, what are the main reasons? What are the structural differences in margins between ESG Sustainalytics and MSCI’s ESG & Climate Segment if you had to estimate? Would you anticipate Sustainalytics could achieve similar margins to MSCI’s ESG & Climate segment at a similar scale of sales?

We’re not familiar with the particulars of how MSCI handles its segment-level reporting, so it’s difficult for us to directly compare the profitability of MSCI’s ESG and Climate segment to Morningstar Sustainalytics’ margins. That said, given our substantial investments in Sustainalytics, that product group currently has the lowest margins of our licensed-based products. Over time, we expect to see Sustainalytics’ licensed-based product margins approach those of our other licensed-based products.

27)	What are the implications to your ESG business with the prospect of increased ESG regulations and/or political backlash (including recent letters from state Ags)? What measures are you taking to safeguard Morningstar’s reputation?

We do not anticipate a material impact to Morningstar Sustainalytics or its clients from the recent inquiries initiated by the Attorney Generals of several U.S. states or more broadly from heightened scrutiny of ESG in the United States. If that were to change, we would disclose accordingly.

There are differing views on the merits of sustainable investing, but global investor interest in it has become mainstream as investors engage in conversations about it with family, colleagues, and financial advisors. More and more investors – both institutions and individuals – are seeking data and research that helps them create portfolios that guard against ESG risks, align with their personal values, or assess alignment with sustainable impact. Meanwhile, institutional investors can use Morningstar Sustainalytics data, research, and tools to meet new regulatory requirements.

Morningstar’s role will continue to be to provide the independent data and insights that make those conversations more informed and propel investors toward success on their own terms—no matter how they define that success.

Leveraged Commentary & Data Acquisition

28)	What protections do you have in place to continue receiving LCD data sources? How will you maintain or change the information and data gathering processing of LCD under your ownership?

Leveraged Commentary & Data (LCD) has built credibility with data sources over two decades and we have not seen any change or disruption to those relationships. We are adding resources to the teams involved in sourcing data to ensure that they are well-equipped to maintain and add to the ongoing data collection. We are in the early stages of evaluating how some of PitchBook’s data collection processes and database structures might be used to bring more efficiency to the LCD process but don’t anticipate any significant changes to data sourcing.

29)	How are you planning to integrate LCD into PitchBook and Morningstar Indexes?

PitchBook

We plan to integrate Leveraged Commentary & Data (LCD) data, analytics, and research with PitchBook’s to offer a consolidated workflow for public and private capital and debt market research. LCD datasets will enrich the overall PitchBook platform adding comprehensive coverage of leveraged loans, high-yield bonds, and more.

Following the close of the LCD transaction, we have started the process of integrating our new LCD colleagues onto the relevant PitchBook teams including data operations, research, news, account management, support, and sales, and have added PitchBook resources to focus specifically on supporting the LCD business. We address other aspects of the LCD acquisition in responses to separate questions submitted this month.

Indexes

Following Morningstar’s acquisition of LCD earlier this year, Morningstar Indexes is making strong progress integrating LCD’s leveraged loan indexes into our global index product and service platform as evidenced by the following milestones:

-	In operations and client service, client requests and queries are being fully handled by our global client service team and we are in the process of transitioning end-to-end operational elements from S&P to Morningstar.

-	In our brand and marketing strategy, we recently completed the renaming of the LCD Indexes to reflect the Morningstar name and are in the process of updating index files, content, and online client materials to reflect the brand transition.

-	In sales, our Indexes sales team has been fully trained on the new LCD index product suite and is engaging with current clients and prospects around this new capability. The addition of LCD has expanded our Indexes client set globally.

30)	PitchBook growth rates are meaningfully above LCD historical growth rates. In a past 8K, Morningstar noted it will enhance the core LCD product that has not been updated in years. Could you please walk through the required technology updates that are in the integration plan? How much will Morningstar spend to update this product? What factors could lead to accelerated LCD growth relative to its history? Given LCD would be accretive to margins, how do you prioritize balancing investments in LCD compared with allowing better operating leverage to fall to the bottom-line?

Ultimately, Leveraged Commentary & Data (LCD) will be integrated into the PitchBook and Indexes product groups. As we manage through that process, we will invest to maximize long-term returns. We believe that low levels of historical investment in LCD were not sufficient to realize what we see as its significant growth potential, especially given secular tailwinds for private credit. As we integrate LCD into the business, PitchBook plans to make important investments to improve the LCD product, the LCD data set within the PitchBook platform, and our support of LCD customers, which we believe will help to accelerate growth and enhance margins. When it comes to the direct effect of LCD on Morningstar’s margins, we’d note that it is relatively small compared to the broader business.

31)	How has the S&P unbundling gone so far? Is there any risk to anticipated ACV in the transition?

The unbundling of contracts has gone according to expectations. We don’t see any significant risk to annual contract value (ACV) at this point.

32)	How do you plan to retain LCD talent? How has the on-boarding process gone so far relative to any anticipated attrition?

The onboarding process has been very successful, and we have seen minimal attrition. We took the first several months following the acquisition to fully understand the roles and responsibilities of the Leveraged Commentary & Data (LCD) team. We have found that they align very well with many of our existing teams and have started to transition the LCD reporting structure to the relevant PitchBook or Morningstar teams. We have also quickly added resources to several areas including research, support, and account management to ensure that the teams are staffed appropriately. Integration efforts have been very collaborative.

33)	Which segments and key product line items are LCD revenues reported in your income statement currently? Are the LCD Indexes reported under Morningstar Indexes revenue or PitchBook or a separate line item?

Starting in June when the Leveraged Commentary & Data (LCD) acquisition closed, we began booking revenue from the LCD acquisition. Revenues from LCD are not included as part of the PitchBook product as LCD is still sold separately. However, it is included in our aggregate Indexes revenue. The revenue reported for PitchBook is exclusively from the licensed sales of the platform or direct data arrangements. Once LCD is integrated into the PitchBook platform, we expect a positive impact to sales and revenue. LCD is also included in our reporting for licensed-based and asset-based revenue and is excluded from the calculation of organic revenues.

34)	How much of the motivation for the LCD acquisition is the desire to capitalize on the growth in private credit as an asset class? And what customer type are you looking to penetrate with the acquisition of LCD?

The acquisition was motivated by the value that we see in Leveraged Commentary & Data’s (LCD) capabilities in private credit and leveraged loan data, research, and indexes against the backdrop of attractive secular tailwinds for private credit. Adding LCD’s coverage to PitchBook’s institutional-grade coverage of the public and private equity markets creates a comprehensive data and research tool. We expect that the addition of LCD’s data, research and analytics will add use cases for existing PitchBook clients. And, following a full review of LCD’s clients, we’ve confirmed the private credit use cases in our total addressable market (TAM).

DBRS Morningstar

35)	What is your revenue per credit analyst for DBRS in 1H 2022 and how does that compare to full year 2021 and 2020? DBRS Morningstar has grown sales substantially since closing the acquisition a few years ago, how has operating margin trended for DBRS Morningstar relative to your acquisition closing (previously disclosed pro forma combined DBRS + MCR margins) – has this business seen operating margin expansion since then or have investments in people led to operating margin de-leverage? How much has adjusted EBITA per full time employee improved YOY in 2021 vs. 2020 for DBRS Morningstar?

Overall, DBRS Morningstar margins in 2021 compare favorably to where they were for the first full year of our ownership. For the year-to-date in 2022, the business has been negatively impacted by softness in credit markets; margins tend to expand during periods of strong ratings activity and to contract when ratings activity slows.

We don’t share detail on revenue or profitability per an employee at the product level. However, we can provide more detail on how we think about our headcount investments in the credit ratings business. Consistent with our relative size in the market and our focus on growing DBRS Morningstar, we continue to invest in analytical and operations staff globally to maintain/defend the existing business, but more importantly to continue to grow the business globally. We match these headcount investments to our strategic initiatives. In the past two years, these have included:

-	Growing our fundamental ratings business (mainly the US middle market and European corporate initiatives)

-	Continuing to grow our data business footprint

-	Making technology investments to achieve operational scalability that will enable us to be more nimble, transparent, and responsive to changing market demands for both private and public credit ratings analytics

Given the volatility of credit issuance levels, we manage our headcount by slowing hiring in times of lower issuance and managing attrition accordingly. We don’t downsize or stop hiring completely since we need to be adequately staffed for when issuance volumes normalize/pick-up and we continue to invest in the business, consistent with our long-term growth plans.

At a high level, we would expect to see lower revenue per employee during periods of high investment and growth, with that metric improving as we build scale.

Cloud Transition

36)	Cloud transition: We know that the business is undergoing a cloud transition so it would be helpful if you could disclose how much you’re spending/have spent with regards to this transition. Do you think run-rate expenses for R&D will be greater going forward because of the continued need to support two code bases (on-premise and cloud)?

To clarify, we do not have an R&D expense line; we capitalize software development costs. As we migrate products and processes to the cloud, we typically have a very short period of cost duplication, so we do not anticipate increased expenses to support two code bases. We generally follow one of two models of migration. In the first, a “lift and shift model”, we move existing components to the cloud, shut down on-premise components and then work on optimization. In the second “optimize first” model, a replacement component is created with cloud native architecture and when it is ready for production, the new component is turned on and the old one is turned off. Cloud native architectures are consumption driven, so we do not typically incur additional costs until we move data which happens when we shut down the original component.

Over time, as we continue our transition from on-premise servers to the cloud, we expect to see a decline in capex and related depreciation associated with the purchase and maintenance of on-premise servers and an increase in operating expenses related to our use of cloud services. Cloud-related operating expenses increased from $7.1 million in the first half of 2021 to $11.0 million in the first half of 2022. That increase was driven primarily by new feature development and data expansions with a smaller portion of the increase directly attributable to the cloud transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 23, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer